UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

Pluristem Therapeutics Inc.
(Name of registrant as specified in its charter)

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Pluristem Therapeutics Inc.
Matam Advanced Technology Park
Building No. 20
Haifa, Israel

NOTICE TO ALL SHAREHOLDERS OF ACTION BY WRITTEN CONSENT

The purpose of this letter is to inform you that holders of shares representing a majority of our voting power have approved, by written consent, effective on the date which is 20 days after the mailing of this information statement an increase in the authorized number of shares of our common stock from 7,000,000 shares to 30,000,000 shares.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Because the written consent of holders of shares representing a majority of our voting power satisfies all applicable shareholder voting requirements, we are not asking you for a proxy.

The accompanying information statement is for information purposes only. Please read it carefully.

By Order of the Board of Directors, /s/ Zami Aberman —————————————— Zami Aberman Chief Executive Officer

Haifa, Israel
Date: March 31, 2008

Pluristem Therapeutics Inc.
Matam Advanced Technology Park
Building No. 20
Haifa, Israel

INFORMATION STATEMENT

March 31, 2008

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being mailed on or about March 31, 2008, to the shareholders of record of Pluristem Therapeutics, Inc. (hereinafter referred to as the “Company”) at the close of business on January 17, 2008. This information statement is being sent to you for information purposes only. No action is requested or required on your part. This information statement constitutes notice to our shareholders of corporate action by shareholders without a meeting, as required by the Nevada Revised Statutes.

This information statement is being furnished to you to inform you that holders of shares representing a majority of the voting power have adopted, by written consent, resolutions authorizing an increase in the authorized shares of our common stock from 7,000,000 shares to 30,000,000 shares.

We will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and any documents that now accompany or may in the future supplement it. We contemplate that brokerage houses, custodians, nominees and fiduciaries will forward this information statement to the beneficial owners of our common stock held of record by these persons, and we will reimburse them for their reasonable expenses incurred in this process.

Only one information statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices to the address above (Attention: Corporate Secretary), stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at +972-74-710-7171. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTING SECURITIES

As of the close of business on January 17, 2008, there were 6,727,549 shares of common stock issued and outstanding.

DISSENTERS’ RIGHT OF APPRAISAL

Under Nevada law and our certificate of incorporation and bylaws, no shareholder has any right to dissent to our increasing the number of our authorized shares, and no shareholder is entitled to appraisal of or payment for their shares of our stock.

REASONS FOR INCREASING THE AUTHORIZED
NUMBER OF SHARES OF OUR COMMON STOCK

The Company’s Board of Directors has adopted a resolution seeking shareholder approval to increase the number of authorized shares of the common stock of the Company from 7,000,000 shares to 30,000,000 shares. The Board of Directors believes that this increase in the number of authorized shares is in the best interest of the Company and that it will provide the Company with available shares which could be issued for various corporate purposes, including acquisitions, stock dividends, stock splits, stock options, and convertible debt and equity financings, in each case as the Board of Directors determines in its discretion. The Board further believes that the increase in the number of authorized shares of common stock will enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of shareholders. The Company presently has no specific plans, arrangements or understandings, either written or oral, to issue any of the additional authorized shares.

EFFECT ON OUR SHAREHOLDERS

The issuance by the Company of any additional shares of common stock would dilute both the equity interests and the earnings per share, if any, of existing holders of the common stock. When and if issued, the newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as shareholders (which interest does not differ from that of the other common shareholders), none of our officers, directors, or any of their respective affiliates has any interest in increasing the amount of our authorized shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.